Exhibit 99.1
Company Release — 3/5/08
First Priority Financial Corp. Reports 2007 Results
MALVERN, Pa., March 5 — First Priority Financial Corp. (“FPFC”) reported a consolidated net loss of $2.38 million, or $1.13 per diluted share, for the year ended December 31, 2007 compared to a net loss recorded in 2006 of $2.44 million, or $1.16 per diluted share. For the three months ended December 31, 2007, the reported net loss was $610,000, or $0.29 per diluted share, compared to $498,000, or $0.24 per diluted share, for the quarter ended September 30, 2007 and $632,000, or $0.30 per diluted share, for the fourth quarter 2006.
Included in these reported losses for the years ended December 31, 2007 and 2006 are expenses related to the reorganization of First Priority Bank into a holding company form of ownership totaling $95,000 and $12,000, respectively, and expenses related to the opening of our first market service office in Wyomissing of $43,000 and $11,000, respectively. Additionally, the Company incurred costs in 2007 associated with the recruitment and expansion of the lending staff of $116,000 and legal and accounting costs incurred to explore potential opportunities to expand and diversify FPFC’s revenue base totaling $62,000. Net of these non-recurring expenses, the adjusted loss was $2.06 million in 2007 compared to $2.41 million in 2006, or an improvement of $353,000. On a quarterly basis, for the three months ended December 31, 2007 and September 30, 2007, non-recurring costs were $61,000 and $28,000, respectively, related to the recruitment and expansion of lending staff while costs to explore potential opportunities to expand and diversify FPFC’s revenue base were $62,000 in the fourth quarter of 2007.
“As an organization completing our second full year of operations, we are encouraged by the continued growth of our loan portfolio and the overall accomplishments which we have achieved over the past year,” stated David E. Sparks, Chairman and CEO, First Priority Financial Corp. “We have put an infrastructure in place which will allow us to continue to grow, and we look forward to the leveraging and growth potential which we believe we will achieve related to the acquisition of Prestige Community Bank, Newtown, Pennsylvania. Current economic and market conditions have been challenging for all banks over the past year; however, as a new organization, we look to continue to grow our organization and take advantage of potential strategic opportunities to expand and diversify the company.”
Total revenues were $831,000 for the three months ended December 31, 2007, an increase of $31,000, or 3.9%, from total revenues in the prior three months ended September 30, 2007 of $800,000. Revenues are comprised of net interest income of $764,000, the single largest revenue source, and fee income of $67,000. Net interest income increased $29,000, or 4.0%, from the prior quarter due to an overall growth in average earning assets of $8.0 million, with average loans increasing $10.9 million. Fee income, consisting primarily of wealth management fees, totaled $67,000 for the three months ended December 31, 2007 compared to $65,000 for the prior three month period. The provision for loan losses was $97,000 in the current quarter compared to $87,000 in the third quarter. Non-interest expenses totaling $1.3 million in the fourth quarter compared to $1.2 million in the prior quarter.
FPFC reported total assets of $151.6 million at December 31, 2007 compared to $126.2 million at September 30, 2007 and $105.7 million at December 31, 2006. Loans outstanding were $105.2 million at December 31, 2007, an increase of $15.9 million, or 17.9%, during the current quarter and accounted for 69% of total assets at period end. Compared to the prior year end, loans outstanding more than doubled with an increase of $54.8 million. The loan portfolio remains well diversified, with 55% of loans outstanding in commercial related loans and 45% in residential mortgages and consumer loans. The allowance for loan losses was $1.1 million at December 31, 2007, representing 1.00% of total loans outstanding. As of December 31, 2007, there was one loan past due 60 days totaling $761,000. There were no other non-performing loans and there were no loans charged off to date.

The investment portfolio totaled $45.0 million at December 31, 2007, compared to $8.0 million outstanding at September 30, 2007 and $53.0 million at December 31, 2006. The increase compared to September 30, 2007 was primarily attributable to a shift to short-term Federal agency securities from overnight Federal funds sold related to tax planning strategies at the end of the period. Federal funds sold were $27.6 million at September 30, 2007 compared to none outstanding at December 31, 2007 and 2006. All securities in the investment portfolio are rated AAA, are highly marketable and of a short duration. All securities are classified as available for sale.
Deposits totaled $116.3 million at December 31, 2007 compared to $106.5 million at September 30, 2007 and $64.4 million at December 31, 2006. Deposit growth remained strong during the quarter ended December 31, 2007 with an increase of $9.8 million, or 9.2%, from the prior quarter principally resulting from an increase in demand deposits of $2.1 million and time deposits of $7.6 million.
Short-term overnight borrowings were $18.1 million at December 31, 2007 compared to none outstanding at September 30, 2007 and $23.0 million at December 31, 2006. Borrowings at each year end were used to purchase Federal agency securities for period end tax planning purposes. Long-term debt increased slightly, due to capitalized interest, from $380,000 at September 30, 2007 to $390,000 at December 31, 2007, and is comprised entirely of convertible debentures issued to provide funding for the holding company during June and July, 2007.
The capital position of the Company remains strong with regulatory capital ratios exceeding all requirements needed for FPFC’s subsidiary — First Priority Bank, to be classified as “well capitalized” under capital adequacy guidelines. Shareholders’ equity of FPFC totaled $15.3 million at December 31, 2007 and period end equity to assets was 10.10%. Book value per share at December 31, 2007 was $7.27.
First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $151 million in assets, is a de-novo bank formed in May, 2005 which opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Malvern, and Wyomissing, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. The company’s website can be accessed at http://www.fpbk.com.
This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

First Priority Financial Corp.
Consolidated Balance Sheets
Unaudited (in thousands, except per share data)

	December 31,	September 30,	December 31,
	2007	2007	2006
Assets
Cash and due from banks	$943	$796	$1,984
Federal funds sold and securities purchased under agreements to resell	—	27,600	—

Total cash and cash equivalents	943	28,396	1,984

Securities available for sale (amortized cost - 12/31/07 - $45,015; 9/30/07 - $8,000; 12/31/06 - $52,993)	45,026	8,005	52,994

Loans receivable	105,207	89,264	50,423
Less: allowance for loan losses	1,055	958	634

Net loans	104,152	88,306	49,789

Restricted investment in bank stock	50	50	50
Premises and equipment, net	574	605	424
Accrued interest receivable	545	539	320
Other assets	321	267	187

Total assets	$151,611	$126,168	$105,748

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$6,846	$4,753	$2,098
Interest-bearing	109,458	101,732	62,319

Total deposits	116,304	106,485	64,417

Short-term borrowings	18,097	154	22,965
Long-term debt	390	380	—
Accrued interest payable	858	815	282
Other liabilities	642	2,425	446

Total liabilities	136,291	110,259	88,110

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000 shares; no shares issued or outstanding	—	—	—

Common stock, $1 par value; authorized 10,000 shares; issued and outstanding 2,108 shares	2,108	2,108	2,108

Surplus	18,982	18,967	18,934
Accumulated deficit	(5,781)	(5,171)	(3,405)
Accumulated other comprehensive income	11	5	1

Total shareholders’ equity	15,320	15,909	17,638

Total liabilities and shareholders’ equity	$151,611	$126,168	$105,748

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (in thousands, except per share data)

	For the three months ended		For the year ended
	December 31,	September 30,	December 31,
	2007	2007	2007	2006
Interest Income
Loans receivable, including fees	$1,662	$1,517	$5,471	$1,576
Securities — taxable	81	98	496	544
Interest bearing deposits and other	—	—	2	2
Federal funds sold and securities purchased under agreements to resell	286	347	1,097	671

Total Interest Income	2,029	1,962	7,066	2,793

Interest Expense
Deposits	1,255	1,220	4,267	1,257
Short-term borrowings	4	2	15	57
Long-term debt	6	5	11	—

Total Interest Expense	1,265	1,227	4,293	1,314

Net Interest Income	764	735	2,773	1,479

Provision for Loan Losses	97	87	421	632

Net Interest Income after Provision for Loan Losses	667	648	2,352	847

Non-Interest Income
Wealth management fee income	53	54	213	244
Other	14	11	52	34

Total Non-Interest Income	67	65	265	278

Non-Interest Expenses
Salaries and employee benefits	848	808	3,242	2,424
Occupancy and equipment	98	99	412	334
Data processing equipment and operations	62	59	233	162
Professional fees	206	90	527	222
Marketing, advertising and business development	10	43	128	204
Other	120	112	451	215

Total Non-Interest Expenses	1,344	1,211	4,993	3,561

Net Loss	$(610)	$(498)	$(2,376)	$(2,436)

Loss per share
Basic and diluted	$(0.29)	$(0.24)	$(1.13)	$(1.16)

Weighted average shares outstanding
Basic and diluted	2,108	2,108	2,108	2,108